Filed pursuant to Rule 433
Issuer Free Writing Prospectus dated October 27, 2017
Relating to Preliminary Prospectus Supplement dated October 26, 2017 to Prospectus dated October 26, 2017
Registration No. 333-221129

We have filed a registration statement on Form F-3 (Registration No. 333-221129), including a prospectus dated October 26, 2017, and a preliminary prospectus supplement dated October 26, 2017 with the Securities and Exchange Commission (the “SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus included in the registration statement, the preliminary prospectus supplement, the documents incorporated by reference in the registration statement and other documents we have filed with the SEC for more complete information about us and this offering. Investors should rely upon the prospectus, the preliminary prospectus supplement and any relevant free writing prospectus for complete details of this offering. You may get these documents and other documents we have filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the prospectus supplement and the related base prospectus may be obtained from Deutsche Bank Securities Inc., Attention: Prospectus Group, Bank Securities Inc., 60 Wall Street, New York, NY, 10005 by e-mail at prospectus.cpdg@db.com. You may also access our most recent preliminary prospectus supplement dated October 26, 2017, as filed with the SEC via EDGAR on October 26, 2017, by visiting EDGAR on the SEC website at

https://www.sec.gov/Archives/edgar/data/1483994/000104746917006559/a2233622z424b5.htm.

The following information supplements and updates the information contained in the Company’s preliminary prospectus supplement dated October 26, 2017 (the “Preliminary Prospectus Supplement”). In the Preliminary Prospectus Supplement, we did not specify the number of ADSs that we propose to lend to the ADS borrower. The number of ADSs to be lent by us to the ADS borrower has increased to up to 2,606,278 ADSs.

This issuer free writing prospectus updates the information contained in the Preliminary Prospectus Supplement to reflect the increases in the number of ADSs being offered. The free writing prospectus reflects the following amendments and supplements that were made to the Preliminary Prospectus Supplement.

China Lodging Group, Limited Announces Pricing of American Depositary Shares

SHANGHAI, China, October 27, 2017 (GLOBE NEWSWIRE) — China Lodging Group, Limited (Nasdaq: HTHT), a leading and fast-growing multi-brand hotel group in China (“China Lodging Group” or the “Company”), today announced the pricing of a previously announced offering of American Depositary Shares (“ADSs”), each currently representing four ordinary shares of the Company, par value of US$0.0001 per share, which the Company will lend to an affiliate of the underwriter (the “ADS Borrower”).

The Company also priced the concurrent offering (the “Notes Offering”) of US$425 million in aggregate principal amount of convertible senior notes due 2022 (the “Notes”) pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended. The Company has granted the initial purchasers in the Notes Offering a 30-day option to purchase up to an additional

US$50 million in principal amount of the Notes. The Company plans to use the net proceeds from the Notes Offering to pay the cost of the capped call transactions, and use the remainder of the net proceeds to repay all or part of the principal and interest of the loans that it borrowed from a US$250 million revolving credit facility, to make investments in minority equity interests in businesses that are in the Company’s industry or are complementary to its business, and to fund other general corporate purposes.

In connection with the Notes Offering, the Company has entered into an ADS lending agreement, pursuant to which the ADS Borrower has borrowed 261,000 ADSs which have been initially offered at US$130.18 per ADS. The offering of the 261,000 borrowed ADSs is conditioned on the closing of the Notes Offering. If the Notes Offering is not consummated, the ADS loan under the ADS lending agreement will terminate, the offering of the 261,000 borrowed ADSs will terminate and all borrowed ADSs (or ADSs fungible with borrowed ADSs) must be returned to the Company. The ADS Borrower will receive all of the proceeds from the issuance of the borrowed ADSs. The Company will not receive any proceeds but will receive a nominal lending fee from the ADS Borrower, which will be applied to fully pay up the ordinary shares underlying the Borrowed ADSs.  The issuance of the borrowed ADSs is intended to allow some investors in the Notes to hedge their exposure to the Notes. The ADS Borrower will be required to return the borrowed ADSs to the Company pursuant to the ADS lending agreement following the maturity date. The borrowed ADSs are not outstanding for purposes of calculating earnings per share under current GAAP rules, and therefore the Company will not incur share dilution from the borrowed ADSs.

The ADS lending agreement provides that in the future the ADS Borrower may borrow additional ADSs, which case would be expected to be subsequently issued at prevailing market prices or at negotiated prices, with the ADS Borrower repurchasing a comparable number of ADSs over a similar timeframe.  The number of shares which the ADS Borrower may borrow over time (inclusive of the 261,000 borrowed upfront)  may not exceed 2,606,278 ADSs.

The Company has filed an automatic shelf registration statement on Form F-3 with the U.S. Securities and Exchange Commission (“SEC”). A prospectus supplement and the related base prospectus describing the terms of the ADS Offering have been filed with the SEC. When available, the final prospectus supplement for the ADS Offering will be filed with the SEC. The ADS Offering is being made only by means of the prospectus supplement and accompanying base prospectus. Before you invest, you should read the prospectus supplement and the accompanying base prospectus and other documents that the Company has filed with the SEC for more complete information about the Company and the offering. You may obtain these documents free of charge by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the prospectus supplement and the related base prospectus may be obtained from Deutsche Bank Securities Inc., Attention: Prospectus Group, Bank Securities Inc., 60 Wall Street, New York, NY, 10005 by e-mail at prospectus.cpdg@db.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any securities, nor shall there be a sale of the securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

This press release contains information about the pending offerings of the Notes and the ADSs, and there can be no assurance that any of the offerings will be completed.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: The information in this release contains forward-looking statements which involve risks and uncertainties, including statements regarding the Company’s capital needs, business strategy and expectations. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements, which may be identified by terminology such as “may,” “should,” “will,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “forecast,” “project,” or “continue,” the negative of such terms or other comparable terminology. Readers should not rely on forward-looking statements as predictions of future events or results. Any or all of the Company’s forward-looking statements may turn out to be incorrect. They can be affected by inaccurate assumptions, risks and uncertainties and other factors which could cause actual events or results to be materially different from those expressed or implied in the forward-looking statements. In evaluating these statements, readers should consider various factors, including the anticipated growth strategies of the Company, the future results of operations and financial condition of the Company, the economic conditions of China, the regulatory environment in China, the Company’s ability to attract customers and leverage its brands, trends and competition in the lodging industry, the expected growth of the lodging market in China and other factors and risks outlined in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 20-F and other filings. These factors may cause the Company’s actual results to differ materially from any forward-looking statement. In addition, new factors emerge from time to time and it is not possible for the Company to predict all factors that may cause actual results to differ materially from those contained in any forward-looking statements. Any projections in this release are based on limited information currently available to the Company, which is subject to change. This release also contains statements or projections that are based upon information available to the public, as well as other information from sources which the Company believes to be reliable, but it is not guaranteed by the Company to be accurate, nor does the Company purport it to be complete. The Company disclaims any obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this document, except as required by applicable law.

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